Callaway Golf Company Announces Record Net Sales For Full Year 2018 and Provides 2019 Financial Guidance

- Full year 2018 net sales of $1,243 million, a 19% increase compared to 2017.

- Full year 2018 operating income of $128 million, a 62% increase compared to $79 million in 2017.

- Non-GAAP full year 2018 fully diluted earnings per share of $1.07, a 102% increase compared to $0.53 in 2017. On a GAAP basis, 2018 earnings per share increased 157% to $1.08 compared to $0.42 in 2017.

- Full year 2018 Adjusted EBITDA of $155 million, a 55% increase compared to $100 million in 2017.

- Projected full year 2019 net sales and Adjusted EBITDA are both estimated to increase more than 20% over 2018 as a result of the addition of the Jack Wolfskin acquisition and increases in the core business.

CARLSBAD, Calif., Feb. 6, 2019 /PRNewswire/ -- Callaway Golf Company (NYSE:ELY) announced today its full year 2018 financial results and provided financial guidance for 2019, including contributions from Jack Wolfskin which the Company acquired in January 2019.

"I am very pleased with our record results for 2018," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "On a full year basis compared to 2017, our 2018 net sales increased $194 million (19%) and our Adjusted EBITDA increased $55 million (55%). These results reflect not only the strength of the Company's 2018 product line, continued brand momentum and favorable industry and macroeconomic conditions but also the benefits of our acquisition growth strategy with the TravisMathew acquisition adding incremental sales of approximately $60 million in 2018. I am very proud of our team for what we accomplished in 2018 as well as over the last 7 years as we have transformed Callaway into a premium golf equipment and active lifestyle company."

Mr. Brewer continued, "Looking ahead, we are excited for 2019. Our 2019 golf product line is as strong as I have ever seen, including the Epic Flash Driver, and the new Apex irons – both of which received 20 out of 20 stars in the 2019 Golf Digest Hot List. The TravisMathew and OGIO brands continue to grow and perform above plan and I look forward to working with the Jack Wolfskin management team to grow that brand. We are encouraged by both our equipment and apparel businesses, and we believe that the two portions of our business will benefit from each other while providing us both higher long-term growth rates and scale that will benefit our shareholders."

GAAP and Non-GAAP Results

In addition to the Company's results prepared in accordance with GAAP, the Company provided information on a non-GAAP basis. The purpose of this non-GAAP presentation is to provide additional information to investors regarding the underlying performance of the Company's business without certain non-recurring items related to our acquisitions and without certain tax adjustments in 2017 related to the adoption of the 2017 Tax Cuts and Jobs Act (the "2017 Tax Act").

This non-GAAP information presents the Company's financial results for the fourth quarter and full year 2018 excluding the non-recurring transaction expenses for the Jack Wolfskin acquisition. This non-GAAP information also presents the Company's financial results for the fourth quarter and full year 2017 excluding the non-recurring transaction and transition expenses for the OGIO and TravisMathew acquisitions and certain tax adjustments related to the 2017 Tax Act which collectively resulted in a net additional $3 million of tax expense for the fourth quarter and full year.

The Company also provided information regarding its earnings before interest, taxes, depreciation and amortization expense, and the non-recurring OGIO, TravisMathew and Jack Wolfskin transaction and transition expenses ("Adjusted EBITDA").

The manner in which this non-GAAP information is derived is discussed further toward the end of this release, and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of Full Year 2018 Financial Results

The Company announced the following GAAP and non-GAAP financial results for full year 2018 (in millions, except gross margin and EPS):

2018 RESULTS (GAAP)				NON-GAAP PRESENTATION
	2018	2017	Change	2018 Non-GAAP	2017 Non-GAAP	Change
Net Sales	$1,243	$1,049	$194	$1,243	$1,049	$194
Gross Profit Gross Margin	$578 46.5%	$480 45.8%	$98 70 bps	$578 46.5%	$483 46.0%	$95 50 bps
Operating Expenses	$450	$402	$48	$446	$393	$53
Operating Income	$128	$79	$49	$132	$90	$42
Income Tax Provision/(Benefit)	$26	$26	$0	$26	$27	($1)
Net Income	$105	$41	$64	$104	$51	$53
Diluted EPS	$1.08	$0.42	$0.66	$1.07	$0.53	$0.54

	2018	2017	Change
Adjusted EBITDA	$155	$100	$55

For full year 2018, the Company's net sales increased $194 million to $1,243 million compared to $1,049 million in 2017. The 19% increase in net sales reflects increases in each of the Company's operating segments and in each reporting region. These increases are attributable to the strength of the Company's 2018 product line, which was led by increases in the irons, putters, golf balls and gear/accessories/other categories. The increase in the gear/accessories/other category is largely attributable to a full year of increased TravisMathew sales as a result of the TravisMathew acquisition which occurred in August 2017. The Company's net sales in 2018 also benefitted from improved industry and macroeconomic conditions, including favorable changes in foreign currency exchange rates which positively impacted the Company's net sales by approximately $14 million in 2018 compared to 2017.

For full year 2018, the Company's gross margin increased to 46.5% compared to 45.8% in 2017. The 70 basis point increase was primarily due to a favorable shift in product mix toward the higher margin TravisMathew business combined with overall higher average selling prices, partially offset by higher product costs due to more technologically advanced products.

Operating expenses increased $48 million to $450 million in 2018 compared to $402 million in 2017. This increase is primarily due to the addition in 2018 of a full year of operating expenses from the TravisMathew business, increased employee expenses resulting from increased headcount and inflationary pressures, higher variable expense due to the increase in sales, as well as increased investments in the business to sustain the Company's growth, including investments in R&D, in marketing and tour, and in the OGIO and TravisMathew businesses.

For 2018, earnings per share was $1.08, compared to $0.42 for 2017. On a non-GAAP basis, the Company would have reported earnings per share for 2018 of $1.07, compared to earnings per share of $0.53 for 2017, a 102% increase. The non-GAAP results exclude from 2018 the impact of the Jack Wolfskin transaction expenses and related hedging gains and exclude from 2017 the impact of the 2017 TravisMathew and OGIO transaction and transition expenses as well as certain tax adjustments related to the 2017 Tax Act.

Summary of Fourth Quarter 2018 Financial Results

The Company announced the following GAAP and non-GAAP financial results for the fourth quarter of 2018 (in millions, except gross margin and EPS):

2018 RESULTS (GAAP)				NON-GAAP PRESENTATION
	Q4 2018	Q4 2017	Change	Q4 2018 non-GAAP	Q4 2017 non-GAAP	Change
Net Sales	$181	$192	($11)	$181	$192	($11)
Gross Profit Gross Margin	$70 38.7%	$80 41.6%	($10) (290) bps	$70 38.7%	$81 42.4%	($11) (370) bps
Operating Expenses	$113	$100	$13	$110	$100	$10
Operating Income/(Loss)	($43)	($20)	($23)	($40)	($19)	($21)
Income Tax Provision/(Benefit)	($10)	($4)	($6)	($10)	($7)	($3)
Net Income/(Loss)	($28)	($19)	($9)	($30)	($15)	($15)
Diluted EPS	($0.30)	($0.20)	($0.10)	($0.32)	($0.15)	($0.17)

	Q4 2018	Q4 2017	Change
Adjusted EBITDA	($35)	($15)	($20)

For the fourth quarter of 2018, the Company's net sales decreased $11 million to $181 million compared to $192 million for the same period in 2017. The 6% decrease in net sales was better than the Company had planned and reflects the 2018 product launch cadence, which was heavily weighted toward the first half of the year. Changes in foreign currency rates negatively impacted the Company's fourth quarter net sales by $1.4 million.

For the fourth quarter of 2018, the Company's gross margin was 38.7% compared to fourth quarter 2017 gross margin of 41.6%. The 290 basis point decrease was primarily due to the overall decrease in sales volume as referenced above as well as higher product costs due to more technologically advanced products in the 2018 product line.

Operating expenses increased $13 million to $113 million in the fourth quarter of 2018 compared to $100 million for the same period in 2017. This increase is primarily due to increased employee expenses resulting from increased headcount and inflationary pressures, increased marketing expenses, and non-recurring transaction and transition costs related to the Jack Wolfskin transaction.

Fourth quarter 2018 loss per share was ($0.30), compared to a loss per share of ($0.20) for the fourth quarter of 2017. On a non-GAAP basis, the Company would have reported a loss per share for the fourth quarter of 2018 of ($0.32), compared to a loss per share of ($0.15) for the fourth quarter of 2017. The non-GAAP results exclude from 2018 the impact of the Jack Wolfskin transaction expenses and related hedging gains and exclude from 2017 the impact of the TravisMathew and OGIO transaction and transition expenses as well as the tax adjustments related to the 2017 Tax Act.

Business Outlook for 2019

Basis for Full Year 2019 Non-GAAP Estimates. The Company is assuming that overall market conditions will be flat to slightly up in 2019 compared to 2018. The Company expects sales in its golf equipment business to grow faster than the market with low to mid-single digit growth, and double digit sales growth in its OGIO and TravisMathew brands and with Jack Wolfskin performing consistent with the sales expectations the Company previously announced.

The Company is still in the process of determining the amount of non-cash purchase accounting adjustments for the Jack Wolfskin transaction. The Company currently estimates that these non-cash adjustments will have a negative impact on 2019 earnings per share in the amount of $0.09 to $0.16. The non-cash amortization expense related to the purchase accounting for the OGIO and TravisMathew acquisitions will have a $0.01 negative impact on earnings per share in 2019, consistent with 2018.

The Company's non-GAAP guidance for 2019 excludes the impact of the purchase accounting related to the Jack Wolfskin, TravisMathew and OGIO acquisitions as well as $0.06 of non-recurring transaction and transition expenses related to the Jack Wolfskin transaction. For consistency and comparability purposes, the 2018 non-GAAP adjusted results presented below also exclude the non-cash purchase accounting amortization for the OGIO and TravisMathew acquisitions as well as the $0.01 of non-recurring transaction income related to the Jack Wolfskin acquisition.

Full Year 2019

(in millions, except EPS):

	2019 Non-GAAP Estimate	2018* Non-GAAP Adjusted Results
Net Sales	$1,670 - $1,700	$1,243
Gross Margin	47.0%	46.5%
Operating Expenses	$630	$445
Earnings Per Share	$0.93 - $1.03	$1.08

* For purposes of this presentation, the 2018 Non-GAAP Adjusted Results exclude approximately $1 million ($0.01 per share) of purchase accounting amortization for the OGIO and Travis Mathew acquisitions. Due to immateriality, the Company did not previously exclude these items.

	2019	2018*
Adjusted EBITDA	$200 - $215	$168

*This presentation of Adjusted EBITDA also excludes non-cash stock compensation expense.

The Company estimates full year 2019 net sales growth of 34% - 37%. The increase is driven by 4% - 6% growth in the core golf equipment, apparel and accessories business with the balance coming from the addition of the Jack Wolfskin net sales. This assumes a flat to slightly improving overall golf market and no material change in foreign currency exchange rates, which are expected to have a negative $6 million impact on 2019 net sales compared to 2018 with most of the impact occurring in the early part of the year.

The Company estimates that its 2019 gross margin will be approximately 50 basis points higher than 2018. This increase is being driven by continued pricing opportunities as well as a positive mix benefit of the TravisMathew and Jack Wolfskin businesses, which generally have higher gross margins than the Company's golf equipment business, partially offset by the negative impact of changes in foreign currency rates and anticipated tariff rates.

The Company estimates that its 2019 operating expenses will be approximately $185 million higher than the adjusted non-GAAP 2018 operating expenses. This increase is being driven primarily by the addition of the Jack Wolfskin business, higher variable expense related to the projected increased sales and select investments in the golf equipment business, including R&D, tour, selling, and marketing, as well as growth oriented and infrastructure investments in the Jack Wolfskin, TravisMathew and OGIO businesses.

The Company estimates full year 2019 earnings per share of $0.93 - $1.03, which includes approximately $34 million of incremental interest expense related to our Term Loan B financing completed in January. The Company's 2019 earnings per share estimate assumes an effective tax rate of approximately 22% which is higher than 2018 due, in part, to the higher tax rate related to the Jack Wolfskin business. These estimates also assume a base of 97 million shares in 2019, approximately flat with 2018.

The Company estimates full year 2019 Adjusted EBITDA growth of 19% - 28% when compared to 2018. This increase is driven by growth in the core business and an estimated additional $33 million from the Jack Wolfskin business, partially offset by increased tariff expense and adverse changes in foreign currency exchange rates. Adjusted EBITDA excludes non-cash stock compensation expense, as well as non-recurring transaction and transition expenses related to the Jack Wolfskin transaction.

First Quarter and First Half 2019

Basis for First Quarter and First Half 2019 Non-GAAP Estimates. In order to make the 2019 guidance more comparable to 2018, as discussed above, the Company has presented 2019 first quarter and first half guidance, as well as the comparable periods in 2018, on a non-GAAP basis. The non-GAAP presentation excludes non-cash purchase accounting amortization and non-recurring transaction and transition expenses related to the TravisMathew, OGIO, and Jack Wolfskin acquisitions in the amounts of $0.14 - $0.17 for the first quarter of 2019 and $0.16 - $0.19 for the first half of 2019. The effect of these items on the first quarter and first half of 2018 were nominal.

(in millions, except EPS):

NON-GAAP
	2019 First Quarter Estimate	2018 First Quarter Results	2019 First Half Estimate	2018 First Half Results
Net Sales	$498 - $508	$403	$928 - $948	$800
Earnings Per Share	$0.45 - $0.49	$0.65	$0.71 - $0.78	$1.28
Adjusted EBITDA	$79 - $83	$89	$132 - $141	$178

The decrease in the estimated earnings and Adjusted EBITDA for the first quarter and first half of 2019 compared to the same periods in the prior year reflect the intra-year timing of the Company's earnings. In 2019, a greater portion of the earnings are anticipated to occur in the second half of the year as compared to 2018 due to (1) the seasonality of the Jack Wolfskin business which generally results in only a nominal operating profit in the first quarter and an operating loss for the second quarter, (2) more golf equipment new product launches in the second half of 2019 and less in the second quarter of 2019 compared to the same periods in 2018, (3) the negative impact of changes in foreign currency exchange rates in the first half of 2019 compared to 2018, and (4) the timing of the incremental investments in 2019 which are weighted more heavily to the first half.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. Pacific time today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at http://ir.callawaygolf.com/. To listen to the call, and to access the Company's presentation materials, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. Pacific time on February 13, 2019. The replay may be accessed through the Internet at http://ir.callawaygolf.com/.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

Adjusted EBITDA. The Company provides information about its results excluding interest, taxes, depreciation and amortization expenses, as well as non-recurring OGIO, TravisMathew and Jack Wolfskin transaction and transition expenses.

Other Adjustments. The Company presents certain of its financial results excluding the non-recurring OGIO, TravisMathew and Jack Wolfskin transaction and transition expenses.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly comparable GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period-over-period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements

Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the Company's estimated 2019 sales, gross margins, operating expenses, and earnings per share (or related tax rate and share count), future industry or market conditions, and the assumed benefits to be derived from investments in the Company's core business or the OGIO, TravisMathew and Jack Wolfskin acquisitions, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "estimate," "could," "should," "intend," "may," "plan," "seek," "anticipate," "project" and similar expressions, among others, generally identify forward-looking statements, which speak only as of the date the statements were made and are not guarantees of future performance. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns, including unanticipated delays, difficulties or increased costs in integrating the acquired OGIO, TravisMathew and Jack Wolfskin businesses or implementing the Company's growth strategy generally; the Company's ability to successfully integrate, operate and expand the retail stores of the acquired TravisMathew and Jack Wolfskin businesses, any changes in U.S. trade, tax or other policies, including impacts of the 2017 Tax Cuts and Jobs Act or restrictions on imports or an increase in import tariffs; consumer acceptance of and demand for the Company's products; competitive pressures; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facilities; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; the ability to secure professional tour player endorsements at reasonable costs; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2017 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf Company
Callaway Golf Company (NYSE: ELY) is a premium golf equipment and active lifestyle company with a portfolio of global brands, including Callaway Golf, Odyssey, OGIO, TravisMathew and Jack Wolfskin. Through an unwavering commitment to innovation, Callaway manufactures and sells premium golf clubs, golf balls, golf and lifestyle bags, golf and lifestyle apparel and other accessories. For more information please visit www.callawaygolf.com, www.odysseygolf.com, www.OGIO.com, www.travismathew.com, and www.jack-wolfskin.com.

Contacts:	Brian Lynch
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	December 31, 2018	December 31, 2017
ASSETS

Current assets:
Cash and cash equivalents	$63,981	$85,674
Accounts receivable, net	71,374	94,725
Inventories	338,057	262,486
Other current assets	51,494	23,099
Total current assets	524,906	465,984

Property, plant and equipment, net	88,472	70,227
Intangible assets, net	280,508	282,187
Investment in golf-related ventures	72,238	70,495
Deferred taxes, net	75,079	91,398
Other assets	11,741	10,866
Total assets	$1,052,944	$991,157

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$208,653	$176,127
Accrued employee compensation and benefits	43,172	40,173
Asset-based credit facilities	40,300	87,755
Accrued warranty expense	7,610	6,657
Other current liabilities	2,411	2,367
Income tax liability	1,091	1,295
Total current liabilities	303,237	314,374

Long-term liabilities	15,399	17,408
Total Callaway Golf Company shareholders' equity	724,574	649,631
Non-controlling interest in consolidated entity	9,734	9,744
Total liabilities and shareholders' equity	$1,052,944	$991,157

CALLAWAY GOLF COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31,
	2018	2017
Net sales	$180,678	$191,657
Cost of sales	110,707	111,991
Gross profit	69,971	79,666
Operating expenses:
Selling	73,883	65,272
General and administrative	27,458	25,177
Research and development	11,191	9,669
Total operating expenses	112,532	100,118
Loss from operations	(42,561)	(20,452)
Other income (expense), net	4,627	(2,678)
Loss before income taxes	(37,934)	(23,130)
Income tax benefit	(9,783)	(4,354)
Net loss	(28,151)	(18,776)
Less: Net income attributable to non-controlling interests	348	610
Net loss attributable to Callaway Golf Company	$(28,499)	$(19,386)

Loss per common share:
Basic	($0.30)	($0.20)
Diluted	($0.30)	($0.20)
Weighted-average common shares outstanding:
Basic	94,505	94,573
Diluted	94,505	94,573

	Year Ended December 31,
	2018	2017
Net sales	$1,242,834	$1,048,736
Cost of sales	664,465	568,288
Gross profit	578,369	480,448
Operating expenses:
Selling	308,709	270,890
General and administrative	100,466	94,153
Research and development	40,752	36,568
Total operating expenses	449,927	401,611
Income from operations	128,442	78,837
Other income/(expense), net	2,830	(10,782)
Income before income taxes	131,272	68,055
Income tax provision	26,018	26,388
Net income	105,254	41,667
Less: Net income attributable to non-controlling interests	514	861
Net income attributable to Callaway Golf Company	$104,740	$40,806

Earnings per common share:
Basic	$1.11	$0.43
Diluted	$1.08	$0.42
Weighted-average common shares outstanding:
Basic	94,579	94,329
Diluted	97,153	96,577

CALLAWAY GOLF COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Year Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income	$105,254	$41,667
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19,948	17,605
Inventory step-up	—	3,112
Deferred taxes, net	21,705	24,594
Non-cash share-based compensation	13,530	12,647
(Gain)/loss on disposal of long-lived assets	(13)	1,490
Unrealized (gains)/losses on foreign currency hedges	(4,585)	1,023
Changes in assets and liabilities	(63,557)	15,561
Net cash provided by operating activities	92,282	117,699

Cash flows from investing activities:
Capital expenditures	(36,825)	(26,203)
Acquisitions, net of cash acquired	—	(183,478)
Proceeds from sales of property and equipment	43	587
Investments in golf related ventures	(1,743)	(21,499)
Net cash used in investing activities	(38,525)	(230,593)

Cash flows from financing activities:
(Repayments of) proceeds from credit facilities, net	(47,455)	75,789
(Repayments of) proceeds from long-term debt	(2,186)	11,815
Exercise of stock options	1,636	5,362
Distributions to non-controlling interests	(821)	(974)
Credit facility amendment costs	—	(2,246)
Dividends paid, net	(3,788)	(3,773)
Acquisition of treasury stock	(22,456)	(16,617)
Net cash (used in) provided by financing activities	(75,070)	69,356

Effect of exchange rate changes on cash and cash equivalents	(380)	3,237
Net decrease in cash and cash equivalents	(21,693)	(40,301)
Cash and cash equivalents at beginning of period	85,674	125,975
Cash and cash equivalents at end of period	$63,981	$85,674

CALLAWAY GOLF COMPANY
Consolidated Net Sales and Operating Segment Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands)

	Net Sales by Product Category					Net Sales by Product Category
	Three Months Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2017(1)	Year Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2017(1)
	2018	2017	Dollars	Percent	Percent	2018	2017	Dollars	Percent	Percent
Net sales:
Woods	$29,279	$45,214	$(15,935)	(35.2)%	(34.5)%	$304,459	$307,865	$(3,406)	(1.1)%	(2.6)%
Irons	45,097	48,454	(3,357)	(6.9)%	(6.1)%	316,463	250,636	65,827	26.3%	24.9%
Putters	10,278	13,433	(3,155)	(23.5)%	(22.9)%	96,371	84,595	11,776	13.9%	11.9%
Golf balls	30,189	26,485	3,704	14.0%	15.0%	195,654	162,546	33,108	20.4%	19.4%
Gear/Accessories/Other	65,835	58,071	7,764	13.4%	14.0%	329,887	243,094	86,793	35.7%	34.5%
	$180,678	$191,657	$(10,979)	(5.7)%	(5.0)%	$1,242,834	$1,048,736	$194,098	18.5%	17.2%

(1) Calculated by applying 2017 exchange rates to 2018 reported sales in regions outside the U.S

	Net Sales by Region					Net Sales by Region
	Three Months Ended December 31,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2017(1)	Year Ended December 31,		Growth		Non-GAAP Constant Currency vs. 2017(1)
	2018	2017	Dollars	Percent	Percent	2018	2017(2)	Dollars	Percent	Percent
Net Sales
United States	$97,564	$94,313	$3,251	3.4%	3.4%	$706,332	$564,648	$141,684	25.1%	25.1%
Europe	18,989	20,948	(1,959)	(9.4)%	(6.4)%	149,602	140,947	8,655	6.1%	1.1%
Japan	40,332	51,900	(11,568)	(22.3)%	(22.4)%	223,707	199,372	24,335	12.2%	10.0%
Rest of Asia	13,314	13,578	(264)	(1.9)%	—%	92,026	76,530	15,496	20.2%	16.9%
Other foreign countries	10,479	10,918	(439)	(4.0)%	1.4%	71,167	67,239	3,928	5.8%	5.5%
	$180,678	$191,657	$(10,979)	(5.7)%	(5.0)%	$1,242,834	$1,048,736	$194,098	18.5%	17.2%

(1) Calculated by applying 2017 exchange rates to 2018 reported sales in regions outside the U.S
(2) Prior period amounts have been reclassified to conform to current year presentation of regional sales related to OGIO-branded products

	Operating Segment Information					Operating Segment Information
	Three Months Ended December 31,		Growth/(Decline)			Year Ended December 31,		Growth
	2018	2017	Dollars	Percent		2018	2017	Dollars	Percent
Net Sales
Golf Club	$84,654	$107,101	$(22,447)	(21.0)%		$717,293	$643,096	$74,197	11.5%
Golf Ball	30,189	26,484	3,705	14.0%		195,654	162,546	33,108	20.4%
Gear/Accessories/Other	65,835	58,072	7,763	13.4%		329,887	243,094	86,793	35.7%
	$180,678	$191,657	$(10,979)	(5.7)%		$1,242,834	$1,048,736	$194,098	18.5%

Income (loss) before income taxes:
Golf clubs	$(26,748)	$(7,294)	$(19,454)	(266.7)%		$104,177	$77,018	$27,159	35.3%
Golf balls	(2,127)	(646)	(1,481)	229.3%		27,887	26,854	1,033	3.8%
Gear/Accessories/Other	3,732	3,209	523	16.3%		56,620	30,631	25,989	84.8%
Reconciling items(1)	(12,791)	(18,399)	5,608	30.5%		(57,412)	(66,448)	9,036	13.6%
	$(37,934)	$(23,130)	$(14,804)	(64.0)%		$131,272	$68,055	$63,217	92.9%

(1) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands, except per share data)

	Three Months Ended December 31, 2018			Three Months Ended December 31, 2017
	Total As Reported	Acquisition Costs(1)	Non-GAAP	Total As Reported	Acquisition Costs(2)	Non-Cash Tax Adjustment(3)	Non-GAAP
Net sales	$180,678	$—	$180,678	$191,657	$—	$—	$191,657
Gross profit	69,971	—	69,971	79,666	(1,641)	—	81,307
% of sales	38.7%	—	38.7%	41.6%	—	—	42.4%
Operating expenses	112,532	2,140	110,392	100,118	36	—	100,082
Loss from operations	(42,561)	(2,140)	(40,421)	(20,452)	(1,677)	—	(18,775)
Other income (expense), net	4,627	4,409	218	(2,678)	—	—	(2,678)
(Loss) income before income taxes	(37,934)	2,269	(40,203)	(23,130)	(1,677)	—	(21,453)
Income tax (benefit) provision	(9,783)	522	(10,305)	(4,354)	(886)	3,394	(6,862)
Net income (loss)	(28,151)	1,747	(29,898)	(18,776)	(791)	(3,394)	(14,591)
Less: Net income attributable to non-controlling interests	348	—	348	610	—	—	610
Net income (loss) attributable to Callaway Golf Company	$(28,499)	$1,747	$(30,246)	$(19,386)	$(791)	$(3,394)	$(15,201)

Diluted earnings (loss) per share:	($0.30)	$0.02	($0.32)	($0.20)	($0.01)	($0.04)	($0.15)
Weighted-average shares outstanding:	94,505	94,505	94,505	94,573	94,573	94,573	94,573

(1) Represents non-recurring costs associated with the acquisition of Jack Wolfskin in January 2019
(2) Represents non-recurring costs associated with the acquisitions of Ogio International, Inc. in January 2017, and TravisMathew in August 2017

(3)  Represents approximately $7.5 million of non-recurring income tax expense resulting from the 2017 Tax Cuts and Jobs Act, partially offset by a non-recurring benefit of approximately $4.1 million related to the revaluation of taxes on intercompany transactions, resulting from the 2016 release of the valuation allowance against the Company's U.S. deferred tax assets

	Year Ended December 31, 2018			Year Ended December 31, 2017
	Total As Reported	Acquisition Costs(1)	Non-GAAP	Total As Reported	Acquisition Costs(2)	Non-Cash Tax Adjustment(3)	Non-GAAP
Net sales	$1,242,834	$—	$1,242,834	$1,048,736	$—	$—	$1,048,736
Gross profit	578,369	—	578,369	480,448	(2,439)	—	482,887
% of sales	46.5%	—	46.5%	45.8%	—	—	46.0%
Operating expenses	449,927	3,661	446,266	401,611	8,825	—	392,786
Income (loss) from operations	128,442	(3,661)	132,103	78,837	(11,264)	—	90,101
Other income (expense), net	2,830	4,409	(1,579)	(10,782)	—	—	(10,782)
Income (loss) before income taxes	131,272	748	130,524	68,055	(11,264)	—	79,319
Income tax provision (benefit)	26,018	172	25,846	26,388	(4,118)	3,394	27,112
Net income (loss)	105,254	576	104,678	41,667	(7,146)	(3,394)	52,207
Less: Net income attributable to non-controlling interests	514	—	514	861	—	—	861
Net income (loss) attributable to Callaway Golf Company	$104,740	$576	$104,164	$40,806	$(7,146)	$(3,394)	$51,346

Diluted earnings (loss) per share:	$1.08	$0.01	$1.07	$0.42	($0.07)	($0.04)	$0.53
Weighted-average shares outstanding:	97,153	97,153	97,153	96,577	96,577	96,577	96,577

(1) Represents non-recurring costs associated with the acquisition of Jack Wolfskin in January 2019
(2) Represents non-recurring costs associated with the acquisitions of Ogio International, Inc. in January 2017, and TravisMathew in August 2017

(3)  Represents approximately $7.5 million of non-recurring income tax expense resulting from the 2017 Tax Cuts and Jobs Act, partially offset by a non-recurring benefit of approximately $4.1 million related to the revaluation of taxes on intercompany transactions, resulting from the 2016 release of the valuation allowance against the Company's U.S. deferred tax assets

CALLAWAY GOLF COMPANY
Supplemental Financial Information and Non-GAAP Reconciliation
(Unaudited)
(In thousands, except per share data)

	2018 Trailing Twelve Month Adjusted EBITDA					2017 Trailing Twelve Month Adjusted EBITDA
	Quarter Ended					Quarter Ended
	March 31,	June 30,	September 30,	December 31,		March 31,	June 30,	September 30,	December 31,
	2018	2018	2018	2018	Total	2017	2017	2017	2017	Total
Net income (loss)	$62,855	$60,867	$9,517	$(28,499)	$104,740	$25,689	$31,443	$3,060	$(19,386)	$40,806
Interest expense, net	1,528	1,661	1,056	704	4,949	715	550	642	2,004	3,911
Income tax provision (benefit)	17,219	17,247	1,335	(9,783)	26,018	13,206	16,050	1,486	(4,354)	26,388
Depreciation and amortization expense	4,737	5,029	4,996	5,186	19,948	4,319	4,178	4,309	4,799	17,605
EBITDA	$86,339	$84,804	$16,904	$(32,392)	$155,655	$43,929	$52,221	$9,497	$(16,937)	$88,710
Jack Wolfskin net acquisition costs/(gains)	—	—	1,521	(2,269)	(748)	—	—	—	—	—
OGIO and TravisMathew acquisition costs	—	—	—	—	—	3,956	2,254	3,377	1,677	11,264
Adjusted EBITDA	$86,339	$84,804	$18,425	$(34,661)	$154,907	$47,885	$54,475	$12,874	$(15,260)	$99,974

Non-cash stock compensation expense	2,999	3,465	3,511	3,555	13,530	3,218	2,184	4,181	3,064	12,647
Adjusted EBITDA after non-cash stock compensation	$89,338	$88,269	$21,936	$(31,106)	$168,437	$51,103	$56,659	$17,055	$(12,196)	$112,621